TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
(in millions of Canadian dollars except per share amounts)
	3 months ended June 30		6 months ended June 30
	2013	2012	2013	2012
Unaudited		(Restated)*		(Restated)*

Revenues (Note 6)	542	398	1,082	1,042
Fuel and purchased power (Note 7)	187	142	388	317
Gross margin	355	256	694	725
Operations, maintenance, and administration (Note 7)	133	133	248	261
Depreciation and amortization	131	139	258	268
Asset impairment charges (Note 8)	-	365	-	365
Inventory writedown (Note 16)	2	8	16	42
Reversal of restructuring charges (Note 19)	(2)	-	(2)	-
Taxes, other than income taxes	8	7	15	14
Operating income (loss)	83	(396)	159	(225)
Finance lease income	12	2	23	4
Equity loss (Note 9)	(3)	(5)	(7)	(5)
Sundance Units 1 and 2 arbitration (Note 4)	-	(247)	-	(247)
Gain on sale of assets (Note 5)	10	-	10	3
Other income	-	1	-	1
Foreign exchange gain (loss)	5	(3)	4	(9)
Loss on assumption of pension obligations (Note 3)	-	-	(29)	-
Net interest expense (Notes 10 and 14)	(63)	(64)	(125)	(124)
Earnings (loss) before income taxes	44	(712)	35	(602)
Income tax expense (recovery) (Note 11)	10	75	(7)	77
Net earnings (loss)	34	(787)	42	(679)

Net earnings (loss) attributable to:
TransAlta shareholders	25	(792)	23	(697)
Non-controlling interests	9	5	19	18
	34	(787)	42	(679)

Net earnings (loss) attributable to TransAlta shareholders	25	(792)	23	(697)
Preferred share dividends (Note 23)	10	6	19	13
Net earnings (loss) attributable to common shareholders	15	(798)	4	(710)
Weighted average number of common shares outstanding in the period (millions)	262	227	260	226

Net earnings (loss) per share attributable to common shareholders, basic and diluted	0.06	(3.52)	0.02	(3.14)

* See Note 2 for prior period restatements.
See accompanying notes.

TRANSALTA CORPORATION / Q2 2013  1

TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in millions of Canadian dollars)

	3 months ended June 30		6 months ended June 30
	2013	2012	2013	2012
Unaudited		(Restated)*		(Restated)*

Net earnings	34	(787)	42	(679)
Net actuarial gains (losses) on defined benefit plans, net of tax(1)	4	(13)	11	(22)
Losses on derivatives designated as cash flow hedges, net of tax(2)	-	(2)	-	(2)
Reclassification of losses on derivatives designated as cash flow hedges to non-financial assets, net of tax(3)	-	-	1	1
Total items that will not be reclassified subsequently to net earnings	4	(15)	12	(23)

Gains on translating net assets of foreign operations	7	45	32	13
Losses on financial instruments designated as hedges of foreign operations, net of tax(4)	(8)	(32)	(29)	(11)
Gains on derivatives designated as cash flow hedges, net of tax(5)	13	20	27	11
Reclassification of gains on derivatives designated as cash flow hedges to net earnings, net of tax(6)	(20)	(39)	(39)	(48)
Other comprehensive income (loss) of equity investees, net of tax(7)	2	-	-	-
Total items that may be reclassified subsequently to net earnings	(6)	(6)	(9)	(35)
Other comprehensive income (loss)	(2)	(21)	3	(58)
Total comprehensive income (loss)	32	(808)	45	(737)

Total comprehensive income (loss) attributable to:
Common shareholders	22	(813)	18	(748)
Non-controlling interests	10	5	27	11
	32	(808)	45	(737)
* See Note 2 for prior period restatements.
(1) Net of income tax expense of 2 and 4 for the three and six months ended June 30, 2013 (2012 - 4 and 7 recovery), respectively.
(2) Net of income tax expense of nil for the three and six months ended June 30, 2013 (2012 - nil), respectively.
(3) Net of income tax recovery of 1 for the three and six months ended June 30, 2013 (2012 - nil), respectively.
(4) Net of income tax recovery of 1 and 4 for the three and six months ended June 30, 2013 (2012 - 5 and 2 recovery), respectively.
(5) Net of income tax recovery of 2 and 4 for the three and six months ended June 30, 2013 (2012 - 1 and 2 expense), respectively.
(6) Net of income tax expense of 2 and 5 for the three and six months ended June 30, 2013 (2012 - 6 and 23 expense), respectively.
(7) Net of income tax expense of 1 and nil for the three and six months ended June 30, 2013 (2012 -nil), respectively.

See accompanying notes.

2  TRANSALTA CORPORATION / Q2 2013

TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions of Canadian dollars)

	June 30, 2013	Dec. 31, 2012	Jan. 1, 2012
Unaudited		(Restated)*	(Restated)*
Cash and cash equivalents (Note 15)	67	27	49
Accounts receivable	449	597	541
Current portion of finance lease receivable	3	2	3
Collateral paid (Note 14)	18	19	45
Prepaid expenses	40	7	8
Risk management assets (Notes 13 and 14)	116	201	391
Inventory (Note 16)	122	93	92
Income taxes receivable	6	3	2
	821	949	1,131
Investments (Note 9)	185	172	193
Long-term receivable	-	-	18
Long-term portion of finance lease receivable	372	357	42
Property, plant, and equipment (Note 17)
Cost	11,770	11,481	11,386
Accumulated depreciation	(4,654)	(4,437)	(4,115)
	7,116	7,044	7,271
Goodwill	447	447	447
Intangible assets	281	284	276
Deferred income tax assets	80	50	169
Risk management assets (Notes 13 and 14)	54	69	99
Other assets (Note 18)	100	90	90
Total assets	9,456	9,462	9,736
Accounts payable and accrued liabilities	374	495	463
Decommissioning and other provisions (Note 19)	24	33	99
Collateral received (Note 14)	-	2	16
Risk management liabilities (Notes 13 and 14)	103	167	208
Income taxes payable	12	6	22
Dividends payable (Notes 22 and 23)	57	75	67
Current portion of finance lease obligation (Note 3)	8	-	-
Current portion of long-term debt (Notes 13, 14, and 20)	524	607	316
	1,102	1,385	1,191
Long-term debt (Notes 13, 14, and 20)	3,936	3,610	3,721
Finance lease obligation (Note 3)	17	-	-
Decommissioning and other provisions (Note 19)	302	279	283
Deferred income tax liabilities	412	433	486
Risk management liabilities (Notes 13 and 14)	93	106	142
Deferred credits and other long-term liabilities (Note 21)	300	301	281
Equity
Common shares (Note 22)	2,832	2,726	2,273
Preferred shares (Note 23)	781	781	562
Contributed surplus	9	9	9
Retained earnings (deficit)	(509)	(362)	524
Accumulated other comprehensive loss (Note 24)	(141)	(136)	(94)
Equity attributable to shareholders	2,972	3,018	3,274
Non-controlling interests (Note 12)	322	330	358
Total equity	3,294	3,348	3,632
Total liabilities and equity	9,456	9,462	9,736

* See Note 2 for prior period restatements.
Contingencies (Note 25)
Commitments (Note 26)
Subsequent events (Note 30)

See accompanying notes.

TRANSALTA CORPORATION / Q2 2013  3

TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in millions of Canadian dollars)

6 months ended June 30, 2013
Unaudited	Common shares	Preferred shares	Contributed surplus	Retained deficit	Accumulated other comprehensive income (loss)(1)	Attributable to shareholders	Attributable to non-controlling interests	Total

Balance, Dec. 31, 2012	2,726	781	9	(362)	(136)	3,018	330	3,348
Net earnings (loss)	-	-	-	23	-	23	19	42
Other comprehensive income (loss):
Net gains on translating net assets of foreign operations, net of hedges and of tax	-	-	-	-	3	3	-	3
Net gains (losses) on derivatives designated as cash flow hedges, net of tax	-	-	-	-	(19)	(19)	8	(11)
Net actuarial gains on defined benefits plans, net of tax	-	-	-	-	11	11	-	11
Other comprehensive loss of equity investees, net of tax	-	-	-	-	-	-	-	-
Total comprehensive income						18	27	45
Common share dividends	-	-	-	(151)	-	(151)	-	(151)
Preferred share dividends	-	-	-	(19)	-	(19)	-	(19)
Distributions to non-controlling interests	-	-	-	-	-	-	(35)	(35)
Common shares issued	106	-	-	-	-	106	-	106
Balance, June 30, 2013	2,832	781	9	(509)	(141)	2,972	322	3,294

4  TRANSALTA CORPORATION / Q2 2013

6 months ended June 30, 2012

(Restated)*

Unaudited	Common shares	Preferred shares	Contributed surplus	Retained earnings (deficit)	Accumulated other comprehensive income (loss)(1)	Attributable to shareholders	Attributable to non-controlling interests	Total

Balance, Dec. 31, 2011	2,273	562	9	524	(94)	3,274	358	3,632
Net earnings (loss)	-	-	-	(697)	-	(697)	18	(679)
Other comprehensive income (loss):
Net losses on translating net assets of foreign operations, net of hedges and of tax	-	-	-	-	-	-	-	-
Net losses on derivatives designated as cash flow hedges, net of tax	-	-	-	-	(29)	(29)	(7)	(36)
Net actuarial losses on defined benefits plans, net of tax	-	-	-	-	(22)	(22)	-	(22)
Total comprehensive income						(748)	11	(737)
Common share dividends	-	-	-	(131)	-	(131)	-	(131)
Preferred share dividends	-	-	-	(13)	-	(13)	-	(13)
Distributions to non-controlling interests	-	-	-	-	-	-	(33)	(33)
Common shares issued	62	-	-	-	-	62	-	62
Balance, June 30, 2012	2,335	562	9	(317)	(145)	2,444	336	2,780
* See Note 2 for prior period restatements.
(1) Refer to Note 22 for details on components of, and changes in, Accumulated other comprehensive income (loss).

See accompanying notes.

  TRANSALTA CORPORATION / Q2 2013  5

TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of Canadian dollars)
	3 months ended June 30		6 months ended June 30
	2013	2012	2013	2012
Unaudited		(Restated)*		(Restated)*
Operating activities
Net earnings (loss)	34	(787)	42	(679)
Depreciation and amortization (Note 27)	145	149	284	290
Gain on sale of assets (Note 5)	-	-	-	(3)
Accretion of provisions (Note 19)	5	5	9	9
Decommissioning and restoration costs settled (Note 19)	(8)	(7)	(13)	(13)
Deferred income tax expense (recovery) (Note 11)	(8)	78	(33)	81
Unrealized loss from risk management activities	18	94	59	25
Unrealized foreign exchange (gain) loss	(3)	2	1	11
Provisions	7	(2)	-	(2)
Asset impairment charges (Note 8)	-	365	-	365
Sundance Units 1 and 2 impairment charge (Notes 4 and 8)	-	43	-	43
Equity loss, net of distributions received (Note 9)	3	5	7	5
Other non-cash items	(8)	1	8	3
Cash flow from (used in) operations before changes in working capital	185	(54)	364	135
Change in non-cash operating working capital balances (Note 28)	(93)	132	(16)	126
Cash flow from operating activities	92	78	348	261
Investing activities
Additions to property, plant, and equipment (Note 17)	(157)	(175)	(282)	(312)
Additions to intangibles	(6)	(12)	(13)	(18)
Addition to equity investments	(10)	-	(10)	-
Proceeds on sale of property, plant, and equipment (Note 17)	1	-	1	-
Proceeds on sale of assets (Note 5)	-	-	-	3
Realized gains (losses) on financial instruments	14	(8)	12	(10)
Net decrease in collateral received from counterparties	(1)	(3)	(2)	(3)
Net (increase) decrease in collateral paid to counterparties	(1)	15	2	9
Decrease in finance lease receivable	-	-	1	1
Other	2	(2)	2	(7)
Change in non-cash investing working capital balances	(2)	10	(21)	(2)
Cash flow used in investing activities	(160)	(175)	(310)	(339)
Financing activities
Net increase in borrowings under credit facilities (Note 20)	162	173	129	213
Repayment of long-term debt (Note 20)	(3)	(3)	(5)	(5)
Dividends paid on common shares (Note 22)	(43)	(23)	(63)	(68)
Dividends paid on preferred shares (Note 23)	(10)	(6)	(19)	(14)
Net proceeds on issuance of common shares	-	1	-	1
Distributions paid to subsidiaries' non-controlling interests (Note 12)	(16)	(14)	(35)	(33)
Decrease in finance lease obligation	(4)	-	(4)	-
Other	-	(1)	(1)	(4)
Cash flow from financing activities	86	127	2	90
Cash flow from operating, investing, and financing activities	18	30	40	12
Effect of translation on foreign currency cash	(1)	-	-	-
Increase in cash and cash equivalents	17	30	40	12
Cash and cash equivalents, beginning of period	50	31	27	49
Cash and cash equivalents, end of period	67	61	67	61
Cash income taxes paid	12	11	25	27
Cash interest paid	91	68	120	114
* See Note 2 for prior period restatements.
See accompanying notes.

6  TRANSALTA CORPORATION / Q2 2013

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Tabular amounts in millions of Canadian dollars, except as otherwise noted)

1.  ACCOUNTING POLICIES

A.  Basis of Preparation

These unaudited interim condensed consolidated financial statements have been prepared in accordance with International Accounting Standard (“IAS”) 34 Interim Financial Reporting using the same accounting policies as those used in TransAlta Corporation’s (“TransAlta” or “the Corporation”) most recent annual consolidated financial statements, except as outlined in Note 2(A).  These unaudited interim condensed consolidated financial statements do not include all of the disclosures included in the Corporation’s annual consolidated financial statements. Accordingly, these should be read in conjunction with the Corporation’s most recent annual consolidated financial statements.

The unaudited interim condensed consolidated financial statements include the accounts of the Corporation and the subsidiaries that it controls.  Refer to the discussion on the adoption of International Financial Reporting Standards (“IFRS”) 10 Consolidated Financial Statements, found in Note 2(A) for information on the impacts of applying the new IFRS definition of control.

The unaudited interim condensed consolidated financial statements have been prepared on a historical cost basis, except for certain financial assets and liabilities, which are stated at fair value.

These unaudited interim condensed consolidated financial statements reflect all adjustments which consist of normal recurring adjustments and accruals that are, in the opinion of management, necessary for a fair presentation of results.  TransAlta’s results are partly seasonal due to the nature of the electricity market and related fuel costs. Higher maintenance costs are ordinarily incurred in the second and third quarters when electricity prices are expected to be lower, as electricity prices generally increase in the winter months in the Canadian market.

These unaudited interim condensed consolidated financial statements were authorized for issue by the Board of Directors on July 29, 2013.

B.  Use of Estimates

The preparation of these condensed consolidated financial statements in accordance with IFRS requires management to use judgment and make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the period.  These estimates are subject to uncertainty.  Actual results could differ from these estimates due to factors such as fluctuations in interest rates, foreign exchange rates, inflation and commodity prices, and changes in economic conditions, legislation, and regulations.  Refer to Note 2(W) of the 2012 annual consolidated financial statements for a more detailed discussion of the critical accounting judgments and key sources of estimation uncertainty.

TRANSALTA CORPORATION / Q2 2013  7

2.  ACCOUNTING CHANGES

A.  Adoption of New or Amended IFRS

On Jan. 1, 2013, the Corporation adopted the following new accounting standards that were previously issued by the International Accounting Standards Board (“IASB”):

I.  IFRS 10 Consolidated Financial Statements

IFRS 10 replaces the parts of IAS 27 Consolidated and Separate Financial Statements that deal with consolidated financial statements and Standing Interpretations Committee (“SIC”) Interpretation 12 Consolidation - Special Purpose Entities. IFRS 10 defines the principle of control, establishes control as the basis for determining when entities are to be consolidated, and provides guidance on how to apply the principle of control to identify whether an investor controls an investee.  Under IFRS 10, an investor controls an investee when it has all of the following: (i) power over the investee; (ii) exposure, or rights, to variable returns from the investee; and (iii) the ability to affect those returns.

IFRS 10 was applied retrospectively by the Corporation by reassessing whether, on Jan. 1, 2013, the Corporation had control of all of its previously consolidated entities.  As a result of adopting IFRS 10, no changes arose in the entities controlled and consolidated by the Corporation.

II.  IFRS 11 Joint Arrangements

IFRS 11 replaces IAS 31 Interests in Joint Ventures and SIC-13 Jointly Controlled Entities - Non-Monetary Contributions by Venturers.  IFRS 11 provides for a principles-based approach to the accounting for joint arrangements that requires an entity to recognize its contractual rights and obligations arising from its involvement in joint arrangements.  A joint arrangement is an arrangement in which two or more parties have joint control.  Under IFRS 11, joint arrangements are classified as either a joint operation or a joint venture, whereas under IAS 31, they were classified as a jointly controlled asset, jointly controlled operation or a jointly controlled entity.  IFRS 11 requires the use of the equity method of accounting for interests in joint ventures, whereas IAS 31 permitted a choice of the equity method or proportionate consolidation for jointly controlled entities. Under IFRS 11, for joint operations, each party recognizes its respective share of the assets, liabilities, revenues, and expenses of the arrangement, generally resulting in proportionate consolidation accounting.

IFRS 11 was applied retrospectively by the Corporation by reassessing the type of, and accounting for, each joint arrangement in existence at Jan. 1, 2013.  No significant impacts resulted.

III.  IFRS 12 Disclosure of Interests in Other Entities

IFRS 12 contains enhanced disclosure requirements about an entity’s interests in subsidiaries, joint arrangements, associates, and consolidated and unconsolidated structured entities (special purpose entities). The objective of IFRS 12 is that an entity should disclose information that helps financial statement users evaluate the nature of, and risks associated with, its interests in other entities and the effects of those interests on its financial statements.  Disclosures arising from the adoption of IFRS 12 can be found in Notes 9, 12, and 20.

8  TRANSALTA CORPORATION / Q2 2013

IV.  IFRS 13 Fair Value Measurement

IFRS 13 establishes a single source of guidance for all fair value measurements required by other IFRS, clarifies the definition of fair value, and enhances disclosures about fair value measurements.  IFRS 13 applies when other IFRS require or permit fair value measurements or disclosures.  IFRS 13 specifies how an entity should measure fair value and disclose fair value information. It does not specify when an entity should measure an asset, a liability, or its own equity instrument at fair value. The Corporation’s adoption of IFRS 13, prospectively on Jan. 1, 2013, did not have a material financial impact upon the consolidated financial position or results of operations, however, certain new or enhanced disclosures are required and can be found in Note 13.

V.  IAS 1 Presentation of Financial Statements

Amendments to IAS 1 Presentation of Financial Statements issued in June 2011 were intended to improve the consistency and clarity of the presentation of items of comprehensive income by requiring that items presented in Other Comprehensive Income (Loss) (“OCI”) be grouped on the basis of whether they are subsequently reclassified from OCI to net earnings or not.  The Consolidated Statements of Comprehensive Income (Loss) have been reorganized to comply with the required groupings.

VI.  IAS 19 Employee Benefits

Amendments to IAS 19 Employee Benefits are intended to improve the recognition, presentation, and disclosure of defined benefit plans.  The amendments require the recognition of changes in defined benefit obligations and in fair value of plan assets when they occur, thus eliminating the “corridor approach” previously permitted. All actuarial gains and losses must be recognized immediately through other comprehensive income and the net pension liability or asset recognized at the full amount of the plan deficit or surplus.  Additional changes relate to the presentation, into three components, of changes in defined benefit obligations and plan assets: service cost and net interest cost is recognized in net earnings and remeasurements are recognized in other comprehensive income.  The net interest cost introduced in these amendments removes the concept of expected return on plan assets that was previously recognized in net earnings.

The Corporation calculates the net interest cost for its defined benefit plans by applying the discount rate at the beginning of the reporting period to the net defined benefit liability at the beginning of the reporting period. An expected return on plan assets is no longer calculated and recognized as part of pension expense. The elimination of the corridor method had no impact as the Corporation has, since adoption of IFRS, recognized actuarial gains and losses in OCI in the period in which they occurred.

On adoption, the Corporation applied the amendments retrospectively. The impacts as at Dec. 31, 2012 and Jan 1, 2012, respectively, were an increase in the cumulative prior periods’ pre-tax pension expense of $17 million and $11 million ($12 million and $8 million after-tax, respectively), as a result of the application of the net interest cost requirements.

For the three and six months ended June 30, 2012, Operations, maintenance, and administration expense increased by $2 million and $3 million, respectively, as a result of increased pension expense.  Net after-tax actuarial losses on defined benefit plans as reported in OCI decreased by $1 million and $2 million, respectively, and basic and diluted net earnings per share attributable to common shareholders decreased by $0.01 and $0.01, respectively.

VII.  Interpretation 20 Stripping Costs in the Production Phase of a Surface Mine (“IFRIC 20”)

IFRIC 20 clarifies the requirements for accounting for stripping costs in the production phase of a surface mine. Stripping costs are costs associated with the process of removing waste from a surface mine in order to gain access to mineral ore deposits. The Interpretation clarifies when production stripping should lead to the recognition of an asset and how that asset should be measured, both initially and in subsequent periods.

TRANSALTA CORPORATION / Q2 2013  9

The Corporation recognizes a stripping activity asset for its Highvale mine when all of the following are met: (i) it is probable that the future benefit associated with improved access to the coal reserves associated with the stripping activity will be realized; (ii) the component of the coal reserve to which access has been improved can be identified; and (iii) the costs related to the stripping activity associated with that component can be measured reliably. Costs include those directly incurred to perform the stripping activity as well as an allocation of directly attributable overheads. The resulting stripping activity asset is amortized on a unit-of-production basis over the expected useful life of the identified component that it relates to. The amortization is recognized as a component of the standard cost of coal inventory.

As required by the transitional provision of IFRIC 20, the Interpretation was applied by the Corporation to production stripping costs incurred on or after Jan. 1, 2011, which will be the earliest comparative period presented within the Corporation’s annual financial statements for the year ended Dec. 31, 2013. The impacts on the Condensed Consolidated Statements of Financial Position as at Dec. 31, 2012 were to recognize $9 million in costs as a stripping activity asset, increase coal inventory by $2 million, both classified within Inventory, increase Deferred income tax liabilities by $3 million, and decrease Retained deficit by $8 million. The impacts on the Condensed Consolidated Statements of Financial Position as at Jan. 1, 2012 were to recognize $9 million in costs as a stripping activity asset, decrease coal inventory by $2 million, both classified within Inventory, increase Deferred income tax liabilities by
$2 million, and increase Retained earnings by $5 million.

The impact of this change in accounting policy on the three and six months ended June 30, 2012 was not material.

VIII.  IFRS 7 Financial Instruments: Disclosures

Amendments to IFRS 7 include disclosures about all recognized financial instruments that are set off in accordance with IAS 32. The amendments also require disclosure of information about recognized financial instruments subject to enforceable master netting arrangements and similar agreements even if they are not set off under IAS 32. The resulting disclosures can be found in Note 14.

IX.  Annual Improvements 2009-2011

In May 2012, the IASB issued a collection of necessary, non-urgent amendments to several IFRS resulting from its annual improvements process. The amendments, as applicable, have been applied by the Corporation on Jan. 1, 2013. None of the amendments, which are generally technical and narrow in scope, had a material financial impact upon the consolidated financial position or results of operations.

B.  Current Accounting Changes

I.  Change in Estimates - Useful Lives

During the first quarter, management completed a comprehensive review of the estimated useful lives of the hydro assets, having regard for, among other things, the economic life cycle maintenance program, and existing condition of the assets. As a result, depreciation was reduced by $1 million and $2 million for the three and six months ended June 30, 2013. Pre-tax depreciation expense is expected to be reduced by $5 million for the year ended Dec. 31, 2013 and by $5 million annually thereafter.

II.  Leases

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee.  Property, plant and equipment (“PP&E”) under finance leases are initially recognized at their fair value at the inception of the lease, or if lower, at the present value of the minimum lease payments.  The corresponding liability is included in the Condensed Consolidated Statements of Financial Position as a finance lease obligation.  Lease payments are apportioned between interest expense and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability.

10  TRANSALTA CORPORATION / Q2 2013

C.  Future Accounting Changes

Additional new or amended accounting standards that have been previously issued by the IASB but are not yet effective, and have not been applied by the Corporation, are as follows:  IFRS 9 Financial Instruments, IAS 32 Financial Instruments: Presentation, and Investment Entities (Amendments to IFRS 10 and 11 and IAS 27).  Please refer to Note 3(D) of the Corporation’s 2012 annual consolidated financial statements for more information.

3.  SUNHILLS MINING LIMITED PARTNERSHIP

Effective Jan. 17, 2013, the Corporation assumed, through its wholly owned SunHills Mining Limited Partnership (“SunHills”), operations and management control of the Highvale Mine from Prairie Mines and Royalty Ltd. (“PMRL”).  PMRL employees working at the Highvale Mine were offered employment by SunHills which agreed to assume responsibility for certain pension plan and pension funding obligations, which had been previously funded by the Corporation through the payments made under the PMRL mining contracts.  As a result, a pre-tax loss of $29 million was recognized during the first quarter, along with the corresponding liabilities.

The Corporation also entered into finance leases for certain mining equipment that was in use, or committed to, by PMRL for mining operations.  As a result, $8 million and $29 million in mining equipment have been capitalized to PP&E and the related finance lease obligations recognized during three and six months ended June 30, 2013.  At the end of the lease terms, the Corporation is eligible to purchase the assets, for a nominal amount.  The amounts payable under the finance leases are as follows:

As at	June 30, 2013
	Minimum lease payments	Present value of minimum lease payments
Within one year	9	8
Second to fifth years inclusive	18	17
	27	25
Less: interest cost	2	-
Total finance lease obligation	25	25

Included in the Condensed Consolidated Statements of Financial Position as:
Current portion of finance lease obligation	8
Non-current finance lease obligation	17
	25

TRANSALTA CORPORATION / Q2 2013  11

4.  SUNDANCE UNITS 1 AND 2 ARBITRATION

On Dec. 16, 2010 and Dec. 19, 2010, Unit 1 and Unit 2, respectively, of the Corporation’s Sundance facility was shut down due to conditions observed in the boilers at both units.  On Feb. 8, 2011, the Corporation issued a notice of termination for destruction based on the determination that the units cannot be economically restored to service under the terms of the Power Purchase Arrangement (“PPA”).  Due to the uncertainty of the results of the arbitration ruling, the Corporation had been continuing to accrue the capacity payments, net of a provision, and to depreciate the asset.

The matter was heard before an arbitration panel during the second quarter of 2012.  On July 20, 2012, the arbitration panel concluded that Unit 1 and Unit 2 were not economically destroyed and the Corporation will restore the facility to service.  The panel affirmed that the event met the criteria of force majeure beginning on Nov. 20, 2011 until such time that the units are returned to service.

The pre-tax income statement impact of the ruling that has been recorded under the caption “Sundance Units 1 and 2 arbitration” in Condensed Consolidated Statement of Earnings (loss) is as follows:

Availability incentive penalties	260
Reversal of provision on capacity payments	(64)
Impairment of the units (Note 8)	43
Interest	8
Total pre-tax impact (1)	247
(1) Related income tax impact is a recovery of $63 million.

5.  DISPOSALS

During the three and six months ended June 30, 2013, the Corporation realized a pre-tax gain of $10 million relating to the sale of land.

During the three and six months ended June 30, 2012, the Corporation realized a pre-tax gain of nil and $3 million, respectively, related to the sale of its biomass facility in 2011.  The gain resulted from the release of the remaining consideration related to the achievement of the Environmental Attribute Conditions by the purchaser.

6.  OPERATING LEASES

Several of the Corporation’s PPAs and other long-term contracts meet the criteria of operating leases.  Total rental income, including contingent rent, related to these contracts reported in Revenues in the Condensed Consolidated Statements of Earnings (Loss) for the three and six months ended June 30, 2013, was $54 million (June 30, 2012 - $40 million), and $103 million (June 30, 2012 - $82 million), respectively.

12  TRANSALTA CORPORATION / Q2 2013

7.  EXPENSES BY NATURE

Expenses classified by nature are as follows:

	3 months ended June 30, 2013		3 months ended June 30, 2012
			(Restated)*

	Fuel and purchased power	Operations, maintenance, and administration	Fuel and purchased power	Operations, maintenance, and administration
Fuel	149	-	125	-
Purchased power	22	-	6	-
Salaries and benefits	2	66	1	69
Depreciation	14	-	10	-
Other operating expenses	-	67	-	64
Total	187	133	142	133

	6 months ended June 30, 2013		6 months ended June 30, 2012
			(Restated)*

	Fuel and purchased power	Operations, maintenance, and administration	Fuel and purchased power	Operations, maintenance, and administration
Fuel	320	-	264	-
Purchased power	39	-	31	-
Salaries and benefits	3	127	2	135
Depreciation	26	-	20	-
Other operating expenses	-	121	-	126
Total	388	248	317	261
* See Note 2 for prior period restatements.

8.  ASSET IMPAIRMENT CHARGES

A.  Sundance Units 1 and 2

During the three and six months ended June 30, 2012, the Corporation recognized a pre-tax impairment charge of $43 million as a result of the conclusion of the Sundance Units 1 and 2 arbitration.  The impairment assessment was based on an estimate of fair value less costs to sell, derived from the cash flows expected to result under the provisions of the PPA, and the estimated costs to return the Units to service (See Note 4).

B.  Centralia Thermal

On July 25, 2012, the Corporation signed a long-term agreement for the supply of power from December 2014 until the facility is fully retired in 2025.  As a result, the Corporation recognized a pre-tax impairment charge of $347 million included in the Generation Segment during the three and six months ended June 30, 2012.  The impairment assessment was based on whether the carrying amount of the Centralia Thermal plant was recoverable based on an estimate of fair value less costs to sell.

In addition to the impairment charge, the Corporation wrote off $169 million of deferred income tax assets as it is no longer probable that sufficient taxable income will be available from the Corporation’s U.S. operations, which have been impacted by the Centralia Thermal plant impairment, to allow the benefit associated with the deferred income tax assets to be utilized.

TRANSALTA CORPORATION / Q2 2013  13

C.  Renewables

During the three and six months ended June 30, 2012, the Corporation recognized a pre-tax impairment charge of $18 million related to five assets within the renewables fleet. The impairments resulted from the completion of the annual impairment assessment based on estimates of fair value less costs to sell, derived from the long range forecasts and prices evidenced in the market place. The assets were impaired primarily due to expectations regarding lower market prices. The impairment losses were included in the Generation segment.

D.  Reversals

The impairment charges and the reduction of the deferred tax asset can be reversed in future periods if the forecasted cash flows to be generated by the impacted plants, and the estimated taxable income to be generated by the Centralia Thermal plant, respectively, improve.

9.  INVESTMENTS

The Corporation’s investments in joint ventures accounted for using the equity method consist of its investments in CE Generation, LLC (“CE Gen”), Wailuku River Hydroelectric, L.P (“Wailuku”), TAMA Transmission, and CalEnergy, LLC (“CalEnergy”).

Summarized financial information on the results of operations and financial position relating to the Corporation’s pro-rata interests in CE Gen, Wailuku, TAMA Transmission, and CalEnergy is as follows:

	3 months ended June 30		6 months ended June 30
	2013	2012	2013	2012
Results of operations
Revenues	26	24	46	50
Expenses	(29)	(29)	(53)	(55)
Proportionate share of net loss	(3)	(5)	(7)	(5)

Summarized financial information relating to 100 per cent of CE Gen, including adjustments for the application of consistent accounting policies and the Corporation’s purchase price adjustments, is as follows:

	3 months ended June 30		6 months ended June 30
	2013	2012	2013	2012
Revenues	52	48	90	98
Depreciation and amortization	20	22	43	43
Interest expense	5	6	10	12
Income tax recovery	(4)	(6)	(19)	(16)
Net loss from continuing operations	(5)	(9)	(13)	(12)
Other comprehensive gain (loss)	4	(1)	-	(1)
Total comprehensive loss	(1)	(10)	(13)	(13)
Distributions received	-	-	-	-

14  TRANSALTA CORPORATION / Q2 2013

As at	June 30, 2013	Dec. 31, 2012
Current assets	102	93
Long-term assets	677	675
Current liabilities	(69)	(62)
Long-term liabilities	(392)	(409)
Net assets	318	297
Additional items included above
Cash and cash equivalents	17	27
Current financial liabilities(1)	(41)	(35)
Long-term financial liabilities(1)	(221)	(233)
(1) Excludes trade and other payables and provisions

A reconciliation of the carrying amount to the Corporation’s 50 per cent interest in the CE Gen joint venture is as follows:

As at	June 30, 2013	Dec. 31, 2012
Net assets	318	297
Less: minority interest in CE Gen	(14)	(14)
Less: 50 per cent of CE Gen's net assets not owned by the Corporation	(124)	(116)
Net investment	180	167

CE Gen’s ability to make distributions to its owners, including the Corporation, is restricted by covenants and conditions, including principal and interest funding deposit requirements, imposed by certain project-related debt agreements.

At June 30, 2013 the carrying amount of the Corporation’s net investment in CalEnergy, TAMA Transmission and Wailuku is $5 million (Dec. 31, 2012 - $5 million).

10.  NET INTEREST EXPENSE

The components of net interest expense are as follows:

	3 months ended June 30		6 months ended June 30
	2013	2012	2013	2012
Interest on debt	58	58	118	114
Capitalized interest	-	(1)	(2)	(1)
Ineffectiveness on hedges	-	2	-	2
Interest expense	58	59	116	115
Accretion of provisions (Note 19)	5	5	9	9
Net interest expense	63	64	125	124

The Corporation capitalizes interest during the construction phase of growth capital projects.  The capitalized interest in 2013 and 2012 related to the New Richmond wind farm.

TRANSALTA CORPORATION / Q2 2013  15

11.  INCOME TAXES

The components of income tax expense are as follows:

	3 months ended June 30		6 months ended June 30
	2013	2012	2013	2012
Current income tax expense (recovery)	18	(5)	26	8
Adjustments in respect of current income tax of previous years	-	2	-	2
Deferred income tax recovery related to the origination and reversal of temporary differences	(7)	(98)	(26)	(85)
Deferred income tax expense (recovery) resulting from changes in tax rates or laws(1)	(1)	7	(7)	7
Benefit arising from previously unrecognized tax loss, tax credit, or temporary difference of a prior period used to reduce current income tax expense	-	-	-	(14)
Benefit arising from previously unrecognized tax loss, tax credit, or temporary difference of a prior period used to reduce deferred income tax expense	-	-	-	(10)
Deferred income tax expense arising from the writedown of deferred income tax assets	-	169	-	169
Income tax expense (recovery)	10	75	(7)	77
(1) Relates to the impact of adjusting the deferred tax rate to incorporate the Ontario M&P tax credit. Previously, the Corporation had been using the Ontario general corporate tax rate of 11.5 per cent.

Presented in the Condensed Consolidated Statements of Earnings (Loss) as follows:

	3 months ended June 30		6 months ended June 30
	2013	2012	2013	2012
Current income tax expense (recovery)	18	(3)	26	(4)
Deferred income tax expense (recovery)	(8)	78	(33)	81
Income tax expense (recovery)	10	75	(7)	77

12.  NON-CONTROLLING INTERESTS

The Corporation’s subsidiaries and operations that have non-controlling interests are as follows:

Subsidiary/Operation	Non-controlling interest
TransAlta Cogeneration L.P. ("TA Cogen")	49.99% - Stanley Power Inc.
Kent Hills wind farm	17% - Natural Forces Technologies Inc.

16  TRANSALTA CORPORATION / Q2 2013

Summarized financial information relating to TA Cogen, the subsidiary with a significant non-controlling interest, is as follows:

	3 months ended June 30		6 months ended June 30
	2013	2012	2013	2012
Revenues	76	63	157	147
Net earnings	16	8	35	33
Total comprehensive income	19	10	47	20

Amounts attributable to the non-controlling interest:
Net earnings	8	4	17	16
Total comprehensive income	9	5	24	10

Distributions paid to Stanley Power Inc.	15	12	33	31

As at	June 30, 2013	Dec. 31, 2012
Current assets	51	70
Long-term assets	653	678
Current liabilities	(63)	(75)
Long-term liabilities	(71)	(87)
Total equity	(570)	(588)

Equity attributable to the non-controlling interest	(283)	(290)

13.  FINANCIAL INSTRUMENTS

A.  Financial Assets and Liabilities - Classification and Measurement

Financial assets and financial liabilities are measured on an ongoing basis at cost, fair value, or amortized cost.

B.  Fair Value of Financial Instruments

I.  Energy Trading

Energy trading includes risk management assets and liabilities that are used in the Energy Trading and Generation segments in relation to trading activities and certain contracting activities.  To the extent applicable, changes in net risk management assets and liabilities for non-hedge positions are reflected within earnings of the Energy Trading and Generation business segments.

TRANSALTA CORPORATION / Q2 2013  17

The following tables summarize the key factors impacting the fair value of energy trading risk management assets and liabilities by classification level during the six months ended June 30, 2013 and 2012, respectively:

	Hedges			Non-Hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management assets (liabilities) at Dec. 31, 2012	-	(63)	3	(1)	79	28	(1)	16	31
Changes attributable to:
Market price changes on existing contracts	-	(30)	(3)	-	7	6	-	(23)	3
Market price changes on new contracts	-	(1)	-	-	(19)	(15)	-	(20)	(15)
Contracts settled	-	3	-	1	(36)	(7)	1	(33)	(7)
Transfers out of Level III	-	-	-	-	1	(1)	-	1	(1)
Net risk management assets (liabilities) at June 30, 2013	-	(91)	-	-	32	11	-	(59)	11
Additional Level III gain (loss) information:
Losses recognized in OCI			(3)			-			(3)
Total losses included in earnings before income taxes			-			(9)			(9)
Unrealized losses included in earnings before income taxes relating to net assets held at June 30, 2013			-			(16)			(16)

	Hedges			Non-Hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management assets (liabilities) at Dec. 31, 2011	-	(90)	(14)	-	287	7	-	197	(7)
Changes attributable to:
Market price changes on existing contracts	-	10	10	1	20	9	1	30	19
Market price changes on new contracts	-	(1)	-	1	(14)	2	1	(15)	2
Contracts settled	-	8	5	2	(123)	(13)	2	(115)	(8)
Discontinued hedge accounting on certain contracts	-	(28)	-	-	22	6	-	(6)	6
Net risk management assets (liabilities) at June 30, 2012	-	(101)	1	4	192	11	4	91	12
Additional Level III gain (loss) information:
Gains recognized in OCI			10			-			10
Total gains (losses) included in earnings before income taxes			(5)			11			6
Unrealized losses included in earnings before income taxes relating to net assets held at June 30, 2012			-			(2)			(2)

18  TRANSALTA CORPORATION / Q2 2013

a. Levels I, II, and III Fair Value Measurements and transfers between Fair Value Levels

i. Level I

Fair values are determined using inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Corporation has the ability to access. In determining Level I fair values, the Corporation uses quoted prices for identically traded commodities obtained from active exchanges such as the New York Mercantile Exchange.

ii. Level II

Fair values are determined, directly or indirectly, using inputs that are observable for the asset or liability.

Fair values falling within the Level II category are determined through the use of quoted prices in active markets, which in some cases are adjusted for factors specific to the asset or liability, such as basis, credit valuation, and location differentials. Energy Trading includes, in Level II, over-the-counter derivatives with values based on observable commodity futures curves and derivatives with inputs validated by broker quotes or other publicly available market data providers. Level II fair values are also determined using valuation techniques, such as option pricing models and regression or extrapolation formulas, where the inputs are readily observable, including commodity prices for similar assets or liabilities in active markets, and implied volatilities for options.

iii. Level III

Fair values are determined using inputs for the asset or liability that are not readily observable.

Energy Trading may enter into commodity transactions for which market-observable data is not available. In these cases, Level III fair values are determined using valuation techniques such as the Black-scholes, Mark-to-forecast, and Historical bootstrap models with inputs that are based on historical data such as unit availability, transmission congestion, demand profiles for individual non-standard deals and structured products, and/or volatilities and correlations between products derived from historical prices.

Energy Trading also has various contracts with terms that extend beyond a liquid trading period. As forward price forecasts are not available for the full period of these contracts, the value of these contracts is derived by reference to a forecast that is based on a combination of external and internal fundamental modelling, including discounting. As a result, these contracts are classified in Level III.

Policies and procedures regarding energy trading Level III fair value measurements are determined by the Corporation’s Risk Management department, in compliance with the Corporation’s Commodity Exposure Management Policy (“the Policy”), which governs both the commodity transactions undertaken in its proprietary trading business and those undertaken to manage commodity price exposures in its generation business.

The Policy defines and specifies the controls and management responsibilities associated with commodity trading activities, as well as the nature and frequency of required reporting of such activities. Level III fair values are calculated within the Corporation’s Energy Trading Risk Management system based on underlying contractual data and observable and non-observable inputs. Development of non-observable inputs requires the use of judgment. To ensure reasonability, system generated Level III fair value measurements are reviewed and validated by Risk Management personnel. Review occurs formally on a quarterly basis or more frequently if daily review and monitoring procedures identify unexpected changes to fair value, or changes to key parameters.

TRANSALTA CORPORATION / Q2 2013  19

The effect of using reasonably possible alternative assumptions as inputs to valuation techniques from which the Level III energy trading fair values are determined at June 30, 2013 is estimated to be +/- $26 million (Dec. 31, 2012 - $26 million). Fair values are stressed for volumes and prices. The volumes are stressed up and down one standard deviation from historically available production data. Prices are stressed for longer term deals where there are no liquid market quotes using various internal and external forecasting sources to establish a high and a low price range.

Information about the significant unobservable inputs used in determining Level III fair values is as follows:

Description	Fair value as at June 30, 2013	Valuation Technique	Unobservable input	Range

Unit contingent			Price discount	1 - 2 per cent
power purchases	8	Historical bootstrap	Volumetric discount(1)	1 - 8 per cent
			Illiquid future
Long term power sale	(12)	Historical bootstrap	power prices	$39.80 - $84.51
			Volumes (MWh)	18 - 24 per cent
Coal supply			Illiquid future implied	of capacity
revenue sharing	(8)	Black-scholes	volatilities in MidC power	29 per cent
			Volumetric discount	0 per cent
Unit contingent			Illiquid future implied
power sales	25	Black-scholes	volatilities in MidC power	40 per cent
(1) A change in the volumetric discount, could, depending on other market dynamics, result in a directionally similar change in the price discount.

iv.  Transfers between Fair Value Levels

Fair value Level transfers can occur where the availability of inputs that are used to determine fair values have changed. A transfer from Level III to Level II occurs where inputs that were not readily observable have become observable during the period. The Corporation’s policy is for Level transfers to occur at the end of each period.  During the three months ended June 30, 2013, $1 million of fair value was transferred from Level III net risk management assets to Level II net risk management assets. The trade terms of these contracts were originally beyond a liquid trading period where forward price forecasts were not available for the full period of the contract. During the period the contract terms were determined to be within a liquid trading period where observable prices are available.

20  TRANSALTA CORPORATION / Q2 2013

II.  Other Risk Management Assets and Liabilities

Other risk management assets and liabilities primarily include risk management assets and liabilities that are used in hedging non-energy trading transactions, such as interest rates, the net investment in foreign operations, and other foreign currency risks.

The following tables summarize the key factors impacting the fair value of other risk management assets and liabilities by classification level during the six months ended June 30, 2013 and 2012, respectively:

	Hedges			Non-Hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management assets (liabilities) at Dec. 31, 2012	-	(50)	-	-	1	-	-	(49)	-
Changes attributable to:
Market price changes on existing ontracts	-	68	-	-	1	-	-	69	-
Market price changes on new contracts	-	(1)	-	-	3	-	-	2	-
Contracts settled	-	1	-	-	(1)	-	-	-	-
Net risk management assets at June 30, 2013	-	18	-	-	4	-	-	22	-

	Hedges			Non-Hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management liabilities at Dec. 31, 2011	-	(50)	-	-	-	-	-	(50)	-
Changes attributable to:
Market price changes on existing contracts	-	24	-	-	-	-	-	24	-
Market price changes on new contracts	-	(38)	-	-	-	-	-	(38)	-
Contracts settled	-	34	-	-	-	-	-	34	-
Discontinued hedge accounting on certain contracts	-	1	-	-	(1)	-	-	-	-
Net risk management liabilities at June 30, 2012	-	(29)	-	-	(1)	-	-	(30)	-

a.  Level II Fair Value Measurements

Fair values are determined, directly or indirectly, using inputs that are observable for the asset or liability.

Level II fair values of other risk management assets and liabilities are determined using valuation techniques, such as discounted cash flow methods.  The Corporation uses observable inputs other than unadjusted quoted prices that are observable for the asset or liability, such as interest rate yield curves, credit valuation adjustments, and currency rates.  For certain financial instruments where insufficient trading volume or lack of recent trades exists, the Corporation relies on similar interest or currency rate inputs and other third party information such as credit spreads.

TRANSALTA CORPORATION / Q2 2013  21

III.  Other Financial Assets and Liabilities

The fair value of financial assets and liabilities measured at other than fair value is as follows:

	Fair value				Total carrying
	Level I	Level II	Level III	Total	value
Long-term debt(1) - June 30, 2013	-	4,557	-	4,557	4,460

Long-term debt(1) - Dec. 31, 2012	-	4,426	-	4,426	4,217
(1) Includes current portion.

The fair values of the Corporation’s debentures and senior notes are determined using prices observed in secondary markets. Non-recourse and other long-term debt fair values are determined by calculating an implied price based on a current assessment of the yield to maturity.

The book value of other short-term financial assets and liabilities (cash and cash equivalents, accounts receivable, collateral paid, accounts payable and accrued liabilities, collateral received, and dividends payable) approximates fair value due to the liquid nature of the asset or liability.

C.  Inception Gains and Losses

An inception gain or loss arises due to differences between the fair value of a financial instrument at initial recognition (the transaction price) and the amount calculated through a valuation model.  The unrealized gain or loss related to Level III financial instruments is deferred in risk management assets or liabilities, and is recognized in net earnings over the term of the related contract.  At June 30, 2013, the unamortized gain is $5 million (Dec. 31, 2012 - $5 million gain).

22  TRANSALTA CORPORATION / Q2 2013

14.  RISK MANAGEMENT ACTIVITIES

A.  Risk Management Assets and Liabilities

Aggregate risk management assets and liabilities are as follows:

As at	June 30, 2013					Dec. 31, 2012
	Net investment hedges	Cash flow hedges	Fair value hedges	Not designated as a hedge	Total	Total
Risk management assets
Energy trading
Current	-	-	-	99	99	198
Long-term	-	1	-	42	43	59
Total energy trading risk management assets	-	1	-	141	142	257
Other
Current	-	13	-	4	17	3
Long-term	-	3	8	-	11	10
Total other risk management assets	-	16	8	4	28	13
Risk management liabilities
Energy trading
Current	-	32	-	69	101	141
Long-term	-	60	-	29	89	70
Total energy trading risk management liabilities	-	92	-	98	190	211
Other
Current	1	1	-	-	2	26
Long-term	-	4	-	-	4	36
Total other risk management liabilities	1	5	-	-	6	62
Net energy trading risk management assets (liabilities)	-	(91)	-	43	(48)	46
Net other risk management assets (liabilities)	(1)	11	8	4	22	(49)
Net total risk management assets (liabilities)	(1)	(80)	8	47	(26)	(3)

Additional information on derivative instruments has been presented on a net basis below.

TRANSALTA CORPORATION / Q2 2013  23

I.  Netting Arrangements

Information about the Corporation’s financial management assets and liabilities that are subject to enforceable master netting arrangements or similar agreements is as follows:

As at	June 30, 2013				Dec. 31, 2012
	Current financial assets	Long-term financial assets	Current financial liabilities	Long-term financial liabilities	Current financial assets	Long-term financial assets	Current financial liabilities	Long-term financial liabilities

Gross amounts recognized	474	73	(488)	(99)	522	331	(452)	(317)
Gross amounts set-off	(194)	(7)	194	7	(252)	(186)	252	186
Net amounts as presented in the Condensed Consolidated Statements of Financial Position(1)	280	66	(294)	(92)	270	145	(200)	(131)
(1) Excludes credit reserves.

II.  Hedges

a.  Cash Flow Hedges

i.  Energy Trading Risk Management

Certain of TransAlta’s hedging relationships had previously been de-designated and deemed ineffective for accounting purposes.  The hedges were in respect of power production and the associated gains remain in Accumulated Other Comprehensive Income (Loss) (“AOCI”) until the underlying production occurs or until such time that the production has been assessed as highly probable not to occur.  No gains related to these previously de-designated hedges were reclassified to earnings during the three and six months ended June 30, 2013 (June 30, 2012 - nil and $75 million pre-tax gain, respectively).

As at June 30, 2013, cumulative gains of $4 million, related to these and other cash flow hedges that were de-designated and no longer meet the criteria for hedge accounting, continued to be deferred in AOCI and will be reclassified to net earnings as the forecasted transactions occur or if the forecasted transactions are assessed as highly probable not to occur.

ii.  Cash Flow Hedge Impacts

Over the next 12 months ended June 30, 2014, the Corporation estimates that $35 million of after-tax losses will be reclassified from AOCI to net earnings.  These estimates assume constant natural gas and power prices, interest rates, and exchange rates over time; however, the actual amounts that will be reclassified will vary based on changes in these factors.

B.  Nature and Extent of Risks Arising from Financial Instruments

The following discussion is limited to the nature and extent of certain risks arising from financial instruments, which are also more fully discussed in Note 17(B) of the most recent annual consolidated financial statements.

24  TRANSALTA CORPORATION / Q2 2013

I.  Commodity Price Risk

Value at Risk (“VaR”) is the most commonly used metric employed to track and manage the market risk associated with commodity and other derivatives.  VaR is used to determine the potential change in value of the Corporation’s proprietary trading portfolio, over a three day period within a 95 per cent confidence level, resulting from normal market fluctuations.  VaR is estimated using the historical variance/covariance approach.

a.  Commodity Price Risk - Proprietary Trading

The Corporation’s Energy Trading Segment conducts proprietary trading activities and uses a variety of instruments to manage risk, earn trading revenue, and gain market information.

VaR at June 30, 2013 associated with the Corporation’s proprietary energy trading activities was $3 million (Dec. 31, 2012 - $2 million).

b.  Commodity Price Risk - Generation

The Generation Segment utilizes various commodity contracts and other financial instruments to manage the commodity price risk associated with its electricity generation, fuel purchases, emissions, and byproducts, as considered appropriate.  VaR at June 30, 2013 associated with the Corporation’s commodity derivative instruments used in generation hedging activities was $7 million (Dec. 31, 2012 - $5 million).  VaR at June 30, 2013 associated with positions and economic hedges that do not meet hedge accounting requirements was $12 million (Dec. 31, 2012 - $9 million).

II. Credit Risk

Credit risk is the risk that customers or counterparties will cause a financial loss for the Corporation by failing to discharge their obligations, and the risk to the Corporation associated with changes in creditworthiness of entities with which commercial exposures exist.

The Corporation uses external credit ratings, as well as internal ratings in circumstances where external ratings are not available, to establish credit limits for customers and counterparties.  The following table outlines the distribution, by credit rating, of certain financial assets as at June 30, 2013:

(Per cent)	Investment grade	Non-investment grade	Total
Accounts receivable	90	10	100
Risk management assets	98	2	100

The Corporation’s maximum exposure to credit risk at June 30, 2013, without taking into account collateral held or right of set-off, is represented by the carrying amounts of accounts receivable and risk management assets as per the Condensed Consolidated Statements of Financial Position.  Letters of credit and cash are the primary types of collateral held as security related to these amounts.  The maximum credit exposure to any one counterparty for commodity trading operations and hedging, excluding the California market receivables (Refer to Note 36 of the 2012 annual consolidated financial statements), and including the fair value of open trading positions, net of any collateral held, at June 30, 2013 was $20 million (Dec. 31, 2012 - $25 million).

At June 30, 2013, TransAlta had two counterparties whose net settlement positions accounted for greater than 10 per cent of the total trade receivables outstanding.  The Corporation has evaluated the risk of default related to these counterparties to be minimal.

TRANSALTA CORPORATION / Q2 2013  25

III.  Liquidity Risk

Liquidity risk relates to the Corporation’s ability to access capital to be used for proprietary trading activities, commodity hedging, capital projects, debt refinancing, and general corporate purposes.

A maturity analysis of the Corporation’s financial liabilities is as follows:

	2013	2014	2015	2016	2017	2018 and thereafter	Total
Accounts payable and accrued liabilities	374	-	-	-	-	-	374
Debt(1)	320	209	681	29	1,097	2,119	4,455
Energy trading risk management (assets) liabilities	29	(26)	10	16	8	11	48
Other risk management (assets) liabilities	(15)	1	1	(1)	-	(8)	(22)
Interest on long-term debt(2)	112	197	164	158	144	830	1,605
Dividends payable	57	-	-	-	-	-	57
Total	877	381	856	202	1,249	2,952	6,517
(1) Excludes impact of hedge accounting and includes drawn credit facilities that are currently scheduled to mature in 2014 and 2017.
(2) Not recognized as a financial liability on the Condensed Consolidated Statements of Financial Position.

C.  Collateral and Contingent Features in Derivative Instruments

Collateral is posted in the normal course of business based on the Corporation’s senior unsecured credit rating as determined by certain major credit rating agencies. Certain of the Corporation’s derivative instruments contain financial assurance provisions that require collateral to be posted only if a material adverse credit-related event occurs.  If a material adverse event resulted in the Corporation’s senior unsecured debt to fall below investment grade, the counterparties to such derivative instruments could request ongoing full collateralization.

As at June 30, 2013, the Corporation had posted collateral of $85 million (Dec. 31, 2012 - $85 million) in the form of letters of credit on derivative instruments in a net liability position.  Certain derivative agreements contain credit-risk-contingent features, including a credit rating downgrade to below investment grade, which if triggered would result in the Corporation having to post an additional $51 million of collateral to its counterparties based upon the value of the derivatives at June 30, 2013.

15.  RESTRICTED CASH

The Corporation has $7 million of cash and cash equivalents at June 30, 2013 (Dec. 31, 2012 - $2 million) that is not available for general use, all of which relates to Project Pioneer.

26  TRANSALTA CORPORATION / Q2 2013

16.  INVENTORY

Inventory held in the normal course of business includes coal, emission credits, and natural gas, and is valued at the lower of cost and net realizable value. Inventory held for trading, which also includes natural gas and purchased emission credits, is valued at fair value less costs to sell.

The classifications are as follows:

	June 30, 2013	Dec. 31, 2012
As at		(Restated)*
Coal	87	78
Deferred stripping costs	24	9
Natural gas	4	2
Purchased emission credits	7	4
Total	122	93
* See Note 2 for prior period restatements.

For the three and six months ended June 30, 2013, coal inventory at the Corporation’s Centralia plant was written down by $2 million (June 30, 2012 - $8 million) and $16 million (June 30, 2012 - $42 million), respectively, to its net realizable value.

17.  PROPERTY, PLANT, AND EQUIPMENT

A reconciliation of the changes in the carrying amount of PP&E is as follows:

	Land	Thermal generation	Gas generation	Renewable generation	Mining property and equipment	Assets under construction	Capital spares and other(1)	Total
As at Dec. 31, 2012	75	2,874	996	2,004	517	342	236	7,044
Additions	-	-	-	-	-	282	-	282
Additions - finance lease (Note 3)	-	-	-	-	29	-	-	29
Depreciation	-	(129)	(50)	(45)	(28)	-	(6)	(258)
Revisions and additions to decommissioning and restoration costs	-	6	(4)	5	5	-	-	12
Retirement of assets	-	(4)	(1)	(2)	(1)	-	-	(8)
Change in foreign exchange rates	1	18	(9)	-	2	1	2	15
Transfers	-	55	23	220	17	(333)	18	-
As at June 30, 2013	76	2,820	955	2,182	541	292	250	7,116
(1) Includes major spare parts and stand-by equipment available, but not in service, and spare parts used for routine, preventative or planned maintenance.

During the three and six months ended June 30, 2013, the Corporation capitalized nil and $2 million (June 30, 2012 - $1 million) of interest to PP&E at a weighted average rate of nil and 5.46 per cent (June 30, 2012 - 5.32 and 5.34 per cent), respectively.

TRANSALTA CORPORATION / Q2 2013  27

18.  OTHER ASSETS

The components of other assets are as follows:

As at	June 30, 2013	Dec. 31, 2012
Deferred licence fees	19	21
Project development costs	35	35
Deferred service costs	19	19
Long-term prepaids	19	5
Keephills Unit 3 transmission deposit	6	7
Other	2	3
Total other assets	100	90

19.  DECOMMISSIONING AND OTHER PROVISIONS

The change in decommissioning and other provision balances is outlined below:

	Decommissioning and restoration	Restructuring	Other	Total
Balance, Dec. 31, 2012	262	8	42	312
Liabilities incurred in period	2	-	16	18
Liabilities settled in period	(13)	(4)	-	(17)
Accretion (Note 10)	9	-	-	9
Revisions in estimated cash flows (Note 17)	4	-	1	5
Revisions in discount rates (Note 17)	7	-	-	7
Reversals	-	(2)	(11)	(13)
Change in foreign exchange rates	4	-	1	5
	275	2	49	326
Less: current portion	18	2	4	24
Balance, June 30, 2013	257	-	45	302

The restructuring provision relates to the Corporation’s 2012 restructuring of resources as part of its ongoing strategy to continuously improve operational excellence and accelerate growth.

Other provisions include an amount related to a portion of the Corporation’s fixed price commitments under several natural gas transportation contracts for firm transportation that is not expected to be used. Accordingly, the unavoidable costs of meeting these obligations exceed the economic benefits expected to be received.  The contracts extend to 2018.

Other provisions also include provisions arising from ongoing business activities and include amounts related to commercial disputes between the Corporation and customers or suppliers.  Information about the expected timing of settlement and uncertainties that could impact the amount or timing of settlement has not been provided as this may impact the Corporation’s ability to settle the provisions in the most favourable manner.

28  TRANSALTA CORPORATION / Q2 2013

20.  LONG-TERM DEBT

A.  Debt and Letters of Credit

The amounts outstanding are as follows:

As at	June 30, 2013			Dec. 31, 2012
	Carrying value	Face value	Interest(1)	Carrying value	Face value	Interest(1)
Credit facilities(2)	1,096	1,096	2.4%	950	950	2.4%
Debentures	841	851	6.6%	839	851	6.6%
Senior notes(3)	2,116	2,096	5.6%	2,017	1,990	5.6%
Non-recourse(4)	375	380	5.9%	375	380	5.9%
Other	32	32	6.4%	36	36	6.5%
	4,460	4,455		4,217	4,207
Less: recourse current portion	(523)	(523)		(606)	(606)
Less: non-recourse current portion	(1)	(1)		(1)	(1)
Total long-term debt	3,936	3,931		3,610	3,600
(1) Interest is an average rate weighted by principal amounts outstanding before the effect of hedging.
(2) Composed of bankers' acceptances and other commercial borrowings under long-term committed credit facilities Includes U.S.$300 million at June 30, 2013 (Dec. 31, 2012 - U.S.$300 million).
(3) U.S. face value at June 30, 2013 - U.S.$2.0 billion (Dec. 31, 2012 - U.S.$2.0 billion).
(4) Includes U.S.$20 million at June 30, 2013 (Dec. 31, 2012 - U.S.$20 million).

TransAlta has a total of $2.1 billion (Dec. 31, 2012 - $2.0 billion) of committed credit facilities, of which $0.7 billion (Dec. 31, 2012 - $0.8 billion) is not drawn, and is available as of June 30, 2013, subject to customary borrowing conditions. In May 2013, the Corporation completed a renewal of its four-year revolving $1.5 billion committed syndicated credit facility and extended its maturity by one year to 2017. In June 2013, the U.S.$300 million bilateral credit facility was renewed for a four-year term to 2017.  The Corporation also has $240 million in committed bilateral credit facilities, all of which matures in the fourth quarter of 2014.  In addition to the $0.7 billion available under the credit facilities, TransAlta also has $60 million of available cash and cash equivalents.

Letters of credit are issued to counterparties under various contractual arrangements with the Corporation and certain subsidiaries of the Corporation.  If the Corporation or its subsidiary does not perform under such contracts, the counterparty may present its claim for payment to the financial institution through which the letter of credit was issued.  Any amounts owed by the Corporation or its subsidiaries under these contracts are reflected in the Consolidated Statements of Financial Position.  All letters of credit expire within one year and are expected to be renewed, as needed, in the normal course of business.  The total outstanding letters of credit as at June 30, 2013 was $341 million (Dec. 31, 2012 - $336 million) with no (Dec. 31, 2012 - nil) amounts exercised by third parties under these arrangements.

B.  Restrictions

Debt agreements of $11 million related to the Windsor plant, owned by the Corporation’s TA Cogen subsidiary, include principal and interest funding provisions that restrict the Corporation’s ability to access funds generated by the operations of the plant.  The Corporation has provided a letter of credit in the amount of the funding requirements, thereby permitting it to access the funds.

Debentures of $340 million issued by the Corporation’s Canadian Hydro Developers, Inc. subsidiary include restrictive covenants requiring the proceeds received from the sale of assets to be reinvested into similar renewables assets.  Accordingly, the Corporation is not able to use such proceeds for other purposes.

TRANSALTA CORPORATION / Q2 2013  29

21.  DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES

The components of deferred credits and other long-term liabilities are as follows:

As at	June 30, 2013	Dec. 31, 2012
Deferred coal revenues	51	51
Defined benefit obligations	221	220
Long-term incentive accruals	8	15
Other	20	15
Total deferred credits and other long-term liabilities	300	301

22.  COMMON SHARES

A.  Issued and Outstanding

TransAlta is authorized to issue an unlimited number of voting common shares without nominal or par value.

A reconciliation of changes in common shares is as follows:

	3 months ended June 30				6 months ended June 30
	2013		2012		2013		2012
	Common shares (millions)	Amount	Common shares (millions)	Amount	Common shares (millions)	Amount	Common shares (millions)	Amount

Issued and outstanding, beginning of period	258.4	2,783	224.6	2,295	254.7	2,730	223.6	2,274
Issued under the dividend reinvestment and share purchase plan	3.7	53	2.4	42	7.4	106	3.3	62
Issued under the PSOP	-	-	-	1	-	-	0.1	2
	262.1	2,836	227.0	2,338	262.1	2,836	227.0	2,338
Amounts receivable under Employee Share Purchase Plan	-	(4)	-	(3)	-	(4)	-	(3)
Issued and outstanding, end of period	262.1	2,832	227.0	2,335	262.1	2,832	227.0	2,335

30  TRANSALTA CORPORATION / Q2 2013

B.  Dividends

The following table summarizes the common share dividends declared or paid within the six months ended June 30:

Date declared	Payment date	Dividend per share ($)	Total dividends	Dividends paid in cash		Dividends paid in shares
2013

Apr. 22, 2013	July 1, 2013	0.29	76	21	(1)	55
Jan. 28, 2013	Apr. 1, 2013	0.29	75	22		53
Oct. 24, 2012	Jan. 1, 2013	0.29	73	20		53

2012

Apr. 25, 2012	July 1, 2012	0.29	66	18		48
Jan. 25, 2012	Apr. 1, 2012	0.29	65	23		43
Oct. 27, 2011	Jan. 1, 2012	0.29	65	45		20

(1) Dividends were paid out on June 28, 2013.

The Corporation suspended the Premium DividendTM component of its Premium DividendTM, Dividend Reinvestment and Optional Common Share Purchase Plan (“the Plan”) following the payment of the quarterly dividend on July 1, 2013.  The Corporation’s Dividend Reinvestment and Optional Common Share Purchase Plan, separate components of the Plan, remain effective in accordance with their current terms, discussed more fully in Note 28(C) of the most recent annual consolidated financial statements.

On July 1, 2013, 4.2 million common shares were issued for dividends reinvested.

There have been no other transactions involving common shares between the reporting date and the date of completion of these condensed consolidated financial statements.

23.  PREFERRED SHARES

A.  Issued and Outstanding

TransAlta is authorized to issue an unlimited number of first preferred shares, and the Board of Directors is authorized to determine the rights, privileges, restrictions and conditions attaching to such shares, subject to certain limitations.

Preferred shares outstanding are as follows:

As at	June 30, 2013		Dec. 31, 2012
Cumulative Redeemable Rate Reset First Preferred Shares	Number of shares (millions)	Amount	Number of shares (millions)	Amount	Dividend rate per share ($)	Redemption price per share ($)
Series A	12	293	12	293	1.15	25.00
Series C	11	269	11	269	1.15	25.00
Series E	9	219	9	219	1.25	25.00
Issued and outstanding, end of period	32	781	32	781

TRANSALTA CORPORATION / Q2 2013  31

B.  Dividends

The following table summarizes the preferred share dividends declared or paid within the six months ended June 30:

		Series A		Series C			Series E
Date declared	Payment date	Dividend per share ($)	Total dividends	Dividend per share ($)		Total dividends	Dividend per share ($)	Total dividends
2013
Apr. 22, 2013	June 30, 2013	0.2875	4	0.2875		3	0.3125	3
Jan. 28, 2013	March 31, 2013	0.2875	3	0.2875		3	0.3125	3
2012
Apr. 25, 2012	June 30, 2012	0.2875	4	0.2875		3	-	-
Jan. 25, 2012	March 31, 2012	0.2875	3	0.3844	(1)	4	-	-
(1) Includes dividends of $0.0969 per share ($1 million in total) for the period from Nov. 29, 2011 to Dec. 31, 2011, which were accrued at Dec. 31, 2011.

24.  ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The components of, and changes in, AOCI are presented below:

	2013	2012
		(Restated)*

Currency translation adjustment
Opening balance, Jan. 1	(38)	(28)
Gains on translating net assets of foreign operations	32	13
Losses on financial instruments designated as hedges of foreign operations, net of tax(1)	(29)	(11)
Balance, June 30	(35)	(26)

Cash flow hedges
Opening balance, Jan. 1	(37)	(28)
Losses on derivatives designated as cash flow hedges, net of tax(2)	(19)	(31)
Balance, June 30	(56)	(59)

Employee future benefits
Opening balance, Jan. 1	(61)	(38)
Net actuarial gains (losses) on defined benefit plans, net of tax(3)	11	(22)
Balance, June 30	(50)	(60)
Accumulated other comprehensive loss	(141)	(145)
* See Note 2 for prior period restatements.
(1) Net of income tax recovery of 4 for the six months ended June 30, 2013 (2012 - 2 recovery).
(2) Net of income tax expense of nil for the six months ended June 30, 2013 (2012 - 25 expense).
(3) Net of income tax expense of 4 for the six months ended June 30, 2013 (2012 - nil).

32 TRANSALTA CORPORATION / Q2 2013

25.  CONTINGENCIES

TransAlta is occasionally named as a party in various claims and legal proceedings that arise during the normal course of its business. TransAlta reviews each of these claims, including the nature of the claim, the amount in dispute or claimed, and the availability of insurance coverage.  There can be no assurance that any particular claim will be resolved in the Corporation’s favour or that such claims may not have a material adverse effect on TransAlta.  Inquiries from regulatory bodies may also arise in the normal course of business, to which the Corporation responds as required.

26.  COMMITMENTS

During March 2013, the New Richmond wind farm commenced operations and as such, the 15 year long-term service agreement for repairs and maintenance became effective.  The future payments over the term of the agreement are approximately $42 million.

27.  SEGMENT DISCLOSURES

A.  Reported Segment Earnings (Loss)

Each business segment assumes responsibility for its operating results to operating income.

3 months ended June 30, 2013	Generation	Energy Trading	Corporate	Total
Revenues	528	14	-	542
Fuel and purchased power	187	-	-	187
Gross margin	341	14	-	355
Operations, maintenance, and administration	111	6	16	133
Depreciation and amortization	125	-	6	131
Inventory writedown	2	-	-	2
Reversal of restructuring charges	(1)	-	(1)	(2)
Taxes, other than income taxes	8	-	-	8
Intersegment cost allocation	3	(3)	-	-
Operating income (loss)	93	11	(21)	83
Finance lease income	12	-	-	12
Equity loss	(3)	-	-	(3)
Gain on sale of assets	-	-	10	10
Foreign exchange gain				5
Net interest expense				(63)
Earnings before income taxes				44

TRANSALTA CORPORATION / Q2 2013  33

3 months ended June 30, 2012 (Restated)*	Generation	Energy Trading	Corporate	Total
Revenues	409	(11)	-	398
Fuel and purchased power	142	-	-	142
Gross margin	267	(11)	-	256
Operations, maintenance, and administration	106	7	20	133
Depreciation and amortization	134	-	5	139
Asset impairment charges	365	-	-	365
Inventory writedown	8	-	-	8
Taxes, other than income taxes	7	-	-	7
Intersegment cost allocation	4	(4)	-	-
Operating loss	(357)	(14)	(25)	(396)
Finance lease income	2	-	-	2
Equity loss	(5)	-	-	(5)
Sundance Units 1 and 2 arbitration				(247)
Other income				1
Foreign exchange loss				(3)
Net interest expense				(64)
Loss before income taxes				(712)
* See Note 2 for prior period restatements.

6 months ended June 30, 2013	Generation	Energy Trading	Corporate	Total
Revenues	1,051	31	-	1,082
Fuel and purchased power	388	-	-	388
Gross margin	663	31	-	694
Operations, maintenance, and administration	205	14	29	248
Depreciation and amortization	247	-	11	258
Inventory writedown	16	-	-	16
Reversal of restructuring charges	(1)	-	(1)	(2)
Taxes, other than income taxes	15	-	-	15
Intersegment cost allocation	7	(7)	-	-
Operating income (loss)	174	24	(39)	159
Finance lease income	23	-	-	23
Equity loss	(7)	-	-	(7)
Gain on sale of assets	-	-	10	10
Foreign exchange gain				4
Loss on assumption of pension obligations				(29)
Net interest expense				(125)
Earnings before income taxes				35

34  TRANSALTA CORPORATION / Q2 2013

6 months ended June 30, 2012 (Restated)*	Generation	Energy Trading	Corporate	Total
Revenues	1,036	6	-	1,042
Fuel and purchased power	317	-	-	317
Gross margin	719	6	-	725
Operations, maintenance, and administration	205	14	42	261
Depreciation and amortization	258	-	10	268
Asset impairment charges	365	-	-	365
Inventory writedown	42	-	-	42
Taxes, other than income taxes	14	-	-	14
Intersegment cost allocation	7	(7)	-	-
Operating loss	(172)	(1)	(52)	(225)
Finance lease income	4	-	-	4
Equity loss	(5)	-	-	(5)
Gain on sale of assets	3	-	-	3
Sundance Units 1 and 2 arbitration				(247)
Other income				1
Foreign exchange loss				(9)
Net interest expense				(124)
Loss before income taxes				(602)
* See Note 2 for prior period restatements.

Included in the Generation Segment results for the three and six months ended June 30, 2013 are $5 million (June 30, 2012 - $5 million) and $12 million (June 30, 2012 - $13 million) of incentives received under a Government of Canada program in respect of power generation from qualifying wind and hydro projects.

B.  Selected Condensed Consolidated Statements of Financial Position Information

Total segment assets	Generation	Energy Trading	Corporate	Total
June 30, 2013	8,956	195	305	9,456
Dec. 31, 2012 (Restated)*	8,994	262	206	9,462
* See Note 2 for prior period restatements.

C. Depreciation and Amortization on the Condensed Consolidated Statements of Cash Flows

The reconciliation between depreciation and amortization reported on the Condensed Consolidated Statements of Earnings and the Condensed Consolidated Statements of Cash Flows is presented below:

	3 months ended June 30		6 months ended June 30
	2013	2012	2013	2012
Depreciation and amortization expense on the Condensed Consolidated Statement of Earnings	131	139	258	268
Depreciation included in fuel and purchased power (Note 7)	14	10	26	20
Other	-	-	-	2
Depreciation and amortization expense on the Condensed Consolidated Statements of Cash Flows	145	149	284	290

TRANSALTA CORPORATION / Q2 2013  35

28.  CHANGES IN NON-CASH OPERATING WORKING CAPITAL

	3 months ended June 30		6 months ended June 30
	2013	2012	2013	2012
Source (use) of cash:
Accounts receivable	17	(26)	159	78
Prepaid expenses	(12)	2	(34)	(13)
Income taxes receivable	-	-	(3)	(14)
Inventory	(29)	(13)	(30)	(15)
Accounts payable and accrued liabilities	(75)	237	(112)	147
Decommissioning and other provisions	-	(53)	-	(41)
Income taxes payable	6	(15)	4	(16)
Change in non-cash operating working capital	(93)	132	(16)	126

29.  FORMATION OF TRANSALTA RENEWABLES INC.

On June 26, 2013, the Corporation announced the launch and creation of TransAlta Renewables Inc. (“TransAlta Renewables”), an entity which will provide investors with the opportunity to invest directly in a highly contracted portfolio of renewable power generation facilities.  The Corporation will be the sponsor and manager of TransAlta Renewables and will provide TransAlta Renewables with its initial asset base.  A preliminary prospectus qualifying the initial public offering of TransAlta Renewables common shares to the public (the “Offering”) was filed on June 26, 2013.

The Corporation intends to transfer 1,112 net megawatts of highly contracted wind and hydro power generation assets to TransAlta Renewables upon completion of the Offering.  The Corporation will be the primary source of growth of TransAlta Renewables’ portfolio of renewable power generation assets, by providing TransAlta Renewables with the opportunity to purchase, or participate in the development of, renewable power generation facilities with stable, long-term, contracted cash flows.  The creation of TransAlta Renewables provides the Corporation with a focused vehicle for pursuing and funding growth opportunities in the renewable power generation sector.  Upon completion of the Offering, the Corporation will retain control of and fully consolidate TransAlta Renewables.

Completion of the Offering is subject to, and conditional upon, the receipt of all necessary approvals, including regulatory approvals. The Offering is expected to close in August 2013.

30.  SUBSEQUENT EVENTS

Centralia Thermal

On July 25, 2012, the Corporation announced that it entered into an 11-year agreement to provide electricity from the Centralia Thermal plant to Puget Sound Energy (“PSE”).  The agreement was approved, with conditions, by the Washington Utilities and Transportation Commission (“WUTC”) on Jan. 9, 2013.  On Jan. 23, 2013, it was announced that PSE had filed a petition for reconsideration of certain conditions within the decision issued by the WUTC.  On June 25, 2013, regulatory approval was confirmed by the WUTC and as of July 5, 2013, the contract is in effect in accordance with the WUTC’s terms and conditions.

36  TRANSALTA CORPORATION / Q2 2013